Exhibit 23.2

CONSENT OF EXPERT

 I hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-125362, No. 333-134296, No. 333-141321 and No. 333-147547) and Form S-8 (No. 333-142848) of PICO Holdings, Inc. (the “Company”) of the findings in my report, Projections of Groundwater Impacts in Response to Proposed Pumping from Beneath the Tule Desert in Southeastern Nevada Using MODFLOW-2000, dated June 24, 2008, with respect to the estimated availability of groundwater in the Tule Desert Groundwater Basin appearing in “Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations” under the caption “Tule Desert Groundwater Basin and Impairment of Water Assets” in the “Water Resource and Water Storage Operations” section of the Company's condensed consolidated financial statements for the quarter ended June 30, 2009 contained in the Company’s Quarterly Report on Form 10-Q. I hereby consent to all references to such report in such Quarterly Report on Form 10-Q and I hereby consent to all references to such report in each such Registration Statement, and further consent to being named as an expert in each such Registration Statement and in each Prospectus to which any such Registration Statement relates.

Signed: /s/ Peter A. Mock

Peter A. Mock, Ph.D., R.G., P.H.

Paradise Valley, Arizona
August 7, 2009